EXHIBIT 12.1

                            Salt Holdings Corporation
               Computation of Ratios of Earnings to Fixed Charges
                                  (in millions)

                                                   Year Ended December 31,
                                              --------------------------------
                                                2002        2001       2000
                                              ---------   --------   ---------
Earnings:
  Income (loss) before income taxes.......    $    30.3   $   45.8   $  (571.4)
  Plus fixed charges......................         45.1       16.7        18.4
  Less capitalized interest...............           --       (1.0)       (1.1)
                                              ---------   --------   ---------
                                              $    75.4   $   61.5   $  (554.1)
                                              =========   ========   =========

Fixed Charges:
  Interest charges........................    $    42.4   $   14.4   $    16.4
  Plus interest factor in operating rent
    expense.................................        2.7        2.3         2.0
                                              ---------   --------   ---------
                                              $    45.1   $   16.7   $    18.4
                                              =========   ========   =========

Ratio of earnings to fixed charges (excess
  of fixed charges over earnings)...........       1.67x      3.69x  $  (572.5)
                                              =========   ========   =========